Exhibit 99.1

UDR Names Jerry Davis Chief Operating Officer

Denver, CO. (February 13, 2013) – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced that Jerry Davis, Senior Vice President of Operations, has been named Chief Operating Officer.

“Jerry has been with UDR for 21 years and served in many leadership roles. Since being promoted to SVP of Operations in 2007, he has become a recognized leader in the multifamily space and successfully managed our portfolio through the worst economic downturn we have faced as a company,” stated Tom Toomey, President and CEO of UDR. “His promotion to Chief Operating Officer is well deserved and I look forward to continuing to work with Jerry for many years to come.”

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2012, UDR owned or had an ownership position in 54,195 apartment homes including 3,066 homes under development. For 40 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Contact: UDR, Inc.

Chris Van Ens, UDR, Inc.

cvanens@udr.com

720-348-7762